Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING, INC. PRICES $325 MILLION OF

8¾% SENIOR SUBORDINATED NOTES DUE 2019

Wyomissing, Penn., (August 11, 2009) — Penn National Gaming, Inc. (PENN:Nasdaq) (“Penn”) announced today the pricing of $325 million principal amount of new 8¾% Senior Subordinated Notes due 2019, which will be issued in a private placement.  The principal amount of new notes was increased from the previously announced $250 million aggregate principal amount.  The notes will be issued at par.  The new Senior Subordinated Notes will be unsecured senior subordinated obligations of Penn and will not be guaranteed.

The sale of the new Senior Subordinated Notes is expected to close on August 14, 2009, subject to customary closing conditions.  Penn intends to use the net proceeds from the offering (i) to repay $40 million of borrowings, together with accrued and unpaid interest thereon, under its term loan A facility, (ii) to fund the previously announced tender offer and consent solicitation for all of its $200.0 million aggregate outstanding principal amount of 6 7/8% Senior Subordinated Notes due 2011 (the “6 7/8% Notes”) and pay related transaction fees and expenses, and to redeem, defease or discharge any of the 6 7/8% Notes that are not tendered and (iii) for general corporate purposes.  As an alternative to using the net proceeds from the offering to refinance the 6 7/8% Notes as described above, Penn may use a portion of such net proceeds to repay all or a portion of outstanding borrowings under Penn’s revolving credit facility and then re-draw revolver borrowings to refinance the 6 7/8% Notes.

The offering will be made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S.  The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements about Penn, including those relating to the proposed offering and the tender offer and consent solicitation, whether or not Penn will consummate the proposed offering or the tender offer and consent solicitation, whether or not any of the 6 7/8% Notes will be tendered in the tender offer and consent solicitation and Penn’s plans to redeem, defease or discharge any of the 6 7/8% Notes that are not tendered.  All forward-looking statements in this press release are based on estimates and assumptions and represent Penn’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions, financial market risks, general economic conditions, Penn’s ability to consummate the offering or the tender offer and consent solicitation, whether or not any of the 6 7/8% Notes are tendered in the tender offer and consent solicitation, and other factors as discussed in Penn’s Annual Report on Form 10-K for the year ended December 31, 2008, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission.  Penn does not intend to update publicly any forward-looking statements except as required by law.

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